Exhibit 99.1

USM President Dr. Rodney D. Bennett Appointed to the Board of Directors of The First, A National Banking Association

HATTIESBURG, Miss.--(BUSINESS WIRE)--September 30, 2015--The Board of Directors of The First Bancshares, Inc. announced today that Dr. Rodney D. Bennett, President of The University of Southern Mississippi, has been appointed to the Board of Directors of the Bank.

President and CEO of The First, M. Ray “Hoppy” Cole, commented, “We are honored that Dr. Bennett has agreed to serve as a director of our bank. Dr. Bennett has a wealth of experience across many different industry segments and organizational structures. He is an accomplished proven leader and we look forward to his guidance as we continue to grow our company throughout the gulf south.”

Bennett was appointed President of USM in April 2013. He has distinguished himself as a leader, encourager and motivator in the midst of guiding USM through major tornado damage and through state budget cuts and economic uncertainties.

Bennett’s major accomplishments as President include:

  Facilitating the development of a comprehensive student success plan, to include special programming sponsored by the Office of the President and formation of a team to implement student success initiatives designed to increase retention, progression towards a degree, and graduation within four years;
  Enrolling the most academically talented freshman class in the institution’s recorded history for each of the past two years;
  Investing additional institutional resources in enrollment management offices and functions to enhance recruitment efforts at both the undergraduate and graduate levels;
  Leading the completion of facility rebuilding and restoration projects following damages sustained during an EF-4 tornado that devastated the Hattiesburg campus days after appointment to the post of President;
  Addressing complex personnel issues requiring immediate attention, to include key administrative appointments of chief financial officer and athletics director and cost-of-living salary adjustments impacting the lowest paid University employees;
  Implementing organizational changes to improve the management of a dual campus university;
  Initiating a strategic planning process to guide University decision-making and departmental planning;
  Fostering greater focus on research, to include an increase in overall research funding from just under $59 million to more than $72 million in a single year;
  Expanding coastal operations and associated marine research initiatives, to include acquisition of the Point Sur, a state-of-the-art research vessel that provides unparalleled opportunities for exploration of the Gulf of Mexico; and
  Supporting programming, initiatives, and institutional partnerships designed to increase access to higher education for all students, impacting workforce and economic development in the state of Mississippi and beyond.

“I am honored to have been selected to serve as a member of the Board of Directors for The First, A National Banking Association,” Bennett said. “It is my hope that my service on prior boards will be beneficial to The First as it continues to be among the leaders of financial institutions in the southern region.”

Prior to becoming President of USM, Bennett served as Vice President for Student Affairs at the University of Georgia from 2005 to 2013 and as that institution’s Dean of Students from 2001 to 2005. He maintains several professional affiliations and has held numerous board positions, past and present, which include:

  New President’s Academy Advisory Committee, American Association of State Colleges and Universities
  NCAA/Conference USA
  Education Achievement Council (established by the Mississippi legislature for the purpose of sustaining attention to the goal of increasing the educational attainment and skill level of the state’s working population to the national average by 2025)
  College Football Playoff Board of Managers (NCAA National Championship)
  Innovate Mississippi Board of Directors
  St. Mary’s Health Care System Board of Directors, Athens, Georgia (Past Chair)
  Classic Center Authority Board and Classic Center Cultural Foundation, Athens, Georgia (Past Member)
  UGA Athletic Board, Athens, Georgia (Past Member)
  Northeast Georgia Girl Scouts of America Board of Directors, Athens, Georgia (Past Member/Co-chair of the fund development committee)

Founded in 1996 near Hattiesburg, Mississippi, The First, A National Banking Association has grown rapidly throughout south Mississippi, south Alabama, and Louisiana providing a full range of financial services to more than 25,000 customers in the gulf south. The First has approximately $1.1 Billion in assets and now serves clients with 30 convenient locations in Mississippi, Louisiana, and Alabama. The company’s stock is traded on Nasdaq Global Market under the symbol FBMS. Information is available on the company’s website www.TheFirstBank.com.

CONTACT:
The First Bancshares, Inc.
Jennifer Trussell, 601-450-2535
Marketing Director